Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3/A Amendment No. 1 of Golden Ocean Group Limited (formerly Knightsbridge Shipping Ltd and Knightsbridge Tankers Ltd) of our report dated May 20, 2015 relating to the financial statements of Golden Ocean Group Limited, which appears in Golden Ocean Group Limited's (formerly Knightsbridge Shipping Ltd and Knightsbridge Tankers Ltd) Current Report on Form 6-K dated May 21, 2015. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers AS

PricewaterhouseCoopers AS
Oslo, Norway
May 21, 2015